                                                                   EXHIBIT 10(v)



                          MARTIN MARIETTA CORPORATION
                Deferred Compensation Plan for Selected Officers
                ------------------------------------------------

                            Adopted October 27, 1994
                             AMENDED JUNE 27, 1997


The name of this plan is the Martin Marietta Corporation Deferred Compensation Plan for Selected Officers (the "Plan"). The Plan provides for the deferred payment to selected officers ("Officers") of compensatory obligations that Martin Marietta Corporation (the "Corporation") is expected to accrue by reason of the Corporation's proposed combination with Lockheed Corporation (the "Combination"). This Plan shall take effect only if the Combination is consummated.


     A.  Background and Purpose.  In connection with the Combination, the Board
         ----------------------
of Directors of the Corporation (the "Board") has amended certain of its executive compensation plans, including the Amended and Restated Long Term Performance Incentive Compensation Plan and the Deferred Compensation and Estate Supplement Plan. The purpose of the amendments was to modify (and in some cases reduce) the payment obligations that otherwise would have accrued under the terms of those plans by reason of the Combination. Pursuant to the amendments, most of the participants in the plans will receive single sum payments shortly following the date of the Combination, if it is consummated. However, the Board has decided to implement the plan amendments by deferring payment to a participant if immediate payment would (or reasonably might) prevent the Corporation from deducting that payment for Federal income tax purposes. The Board has determined that the deductibility of payments to certain Officers would be jeopardized if made on an immediate basis, and thus that the plan amendments should be implemented by making deferred payments to those Officers. None of the Officers has been given or may hereafter exercise any elective right with respect to the timing of the payments. This Plan sets forth the contractual terms under which the deferred compensation shall be accumulated and paid.

     B.  Participating Officers and Amounts Deferred.  The Officers for whom
         -------------------------------------------
deferred compensation will be credited and paid under this Plan shall be those Officers designated by the Board, as evidenced in the records of Board meetings and by written notices to such Officers. The amount of deferred compensation with respect to each Officer shall equal the Corporation's accrued obligations to that Officer under all plans for which the Board has determined that payment on a deferred basis is warranted. The Corporation's accrued obligation to an Officer under each plan shall equal the single sum amount that would have been payable to the Officer under the plan at the time of the Combination if it had not been determined that payment to the Officer under that plan was to be deferred. Any payroll taxes required to be withheld with respect to an Officer's deferred compensation shall be withheld out of other wages payable to that Officer and shall not reduce the amount of that Officer's deferred compensation.



     C.  Crediting of Accounts.  Each participating Officer's deferred
         ---------------------
compensation shall be credited to a bookkeeping account (the "Account") maintained in that Officer's name. The Officer's Account shall be credited as of the day on which the deferred amount would have been payable to the Officer if the Officer's payment under the plan had not been deferred. In addition, each Officer's Account shall be credited with interest at a daily rate equivalent to the Federal long-term rate, as determined under section 1274(d) of the Internal Revenue Code of 1986, as amended, applicable to the month in which the deferred compensation is first credited to the Officer's Account. Interest shall be credited for the period commencing with the first day as of which any deferred compensation is credited to the Officer's Account and ending on the day on which actual payment of the deferred compensation is made. Each participating Officer shall at all times have a fully vested and nonforfeitable interest in the deferred compensation and interest credited to his or her Account.



     D.  Payment of Deferred Compensation.  Each participating Officer's Account
         --------------------------------
balance shall be paid to him or her in a single sum as soon as practicable following the last day of the calendar year in which the Officer ceases to be an officer of the Corporation (and ceases to be an officer of any parent or affiliate of the Corporation) ("Original Payment Date") or at such later date as is elected by the Officer in accordance with Paragraph G below.


     E.  Death Benefits.  In the event that an Officer dies before his or her
         --------------
Account balance has been paid, the Account balance shall be paid to the Officer's beneficiary in a single sum as soon as practicable thereafter, unless the Committee determines that payment at that time would jeopardize the deductibility of the payment, in which case payment shall be made no later than February 1 of the year following the year of the Officer's death. For purposes of this paragraph, an Officer's surviving spouse shall be deemed to be the Officer's beneficiary, unless the Officer has notified the Committee in writing prior to his or her death that a different individual, individuals, or other person (including the Officer's estate) is to be treated as the Officer's beneficiary under this Plan. If the Officer is not survived by a spouse or other designated beneficiary, payment shall be made to the Officer's estate.



     F.  Additional Payments.  The payment of deferred compensation under this
         -------------------
Plan is intended to protect the Corporation's right to claim Federal income tax deductions, not to impair the economic position of the Officers for whom the Committee has determined that deferred payments are warranted. Accordingly, if the deferred payments to be made under this Plan cause the economic position of any Officer to be impaired, the Committee shall direct that an additional payment be made to that Officer (or the Officer's beneficiary) which, after taking account of any taxes imposed on that additional payment, shall be sufficient to eliminate that economic impairment. For purposes of this paragraph, the economic position of an Officer shall be deemed to have been impaired by deferral under this Plan if and to the extent that (i) the deferred payment made to that Officer, less any income taxes or other assessments imposed by reason of the inclusion in the Officer's gross income for any year of the amounts paid or deferred hereunder, is less than (ii) the amount the Officer would have accumulated if the amount deferred hereunder had been paid to the Officer at the time of the Combination, and the amount of that payment (less income taxes thereon) had immediately been invested (and remained invested for the Officer's deferral period) in an investment that provided a currently taxable rate of return equal to the crediting rate described in paragraph C.
For purposes of clause (ii), it shall
be assumed that the Officer would have been subject to income tax at the highest applicable combined Federal and state rates for all years during the deferral period. Notwithstanding the foregoing, the Corporation's obligation to make additional payments under this Paragraph F shall apply only to the extent the economic position of the Officer is impaired by the decision of the Compensation Committee to defer amounts and shall not apply to the extent of any impairment of the economic position of the Officer as a result of the decision of the Officer to defer payments under Paragraph G below.


     G.  Deferral of Payments By Officer.  An Officer may elect to defer payment
         -------------------------------
of his Account by executing and delivering to the Corporation a Deferral Agreement no later than the later of (i) July 27, 1997; or (ii) one year prior to the year in which an Officer retires or otherwise terminates employment with the Corporation (or of any parent or affiliate of the Corporation). The Deferral Agreement shall provide for payment to begin on or about (i) the July 15th next following the Original Payment Date; or (ii) the January 15th or July 15th next following the Original Payment Date and attainment of the age designated by the Officer in the Deferral Agreement. The Deferral Agreement shall also provide for election of a form of payment for the Officer's Account from among the following options:



               (A)  A lump sum; or


               (B) Annual payments for a period of years designated by the Officer which shall not exceed fifteen (15). The amount of each annual payment shall be determined by dividing the Officer's Account balance at the end of the month prior to such payment by the number of years remaining in the designated installment period. The installment period may be shortened, in the sole discretion of the Committee, if the Committee at any time determines that the amount of the annual payments that would be made to the Officer during the designated installment period would be too small to justify the maintenance of the Officer's Account and the processing of payments. If an Officer dies while actively employed or otherwise before the payment of his or her account has commenced, payments to the Officer's Beneficiary shall commence on the date payments to the Officer would have commenced, taking account of the Officer's termination of employment (by death or before) and, if applicable, by postponing commencement until after the date the Officer would have attained the commencement age specified by the Officer. Whether the Officer dies before or after the commencement of distributions, payments to the Beneficiary shall be made for the period or remaining period elected by the Officer. Notwithstanding anything herein, the Committee may direct payment of all or a portion of the Officer's Account at a date earlier than the date elected by the Officer for the receipt of payment if the Committee determines in good faith, based on consultation with counsel, that (i) the Officer is suffering from a serious financial emergency caused by circumstances beyond the Officer's control which would cause a hardship to the Officer unless all or a portion of his or her Account was paid; or (ii) a change in, interpretation of, or determination under, the Internal Revenue Code or other applicable law with respect to the Plan will have an adverse effect on the Plan or any Officer.


     H.  Change in Control.  In the event of a change in control of Lockheed
         -----------------
Martin Corporation (the "Combined Company"), each Officer's Account balance shall be paid to the Officer in a lump sum immediately following the change in control, unless prior to the change in control, the Board of Directors of the Combined Company directs otherwise by a vote of three-quarters of the incumbent members of that board. In the event the Board of Directors of the Combined Company directs that the Officers' Account balances not be paid upon the change in control, (i) all deferred compensation under the Plan will be payable under paragraph D of the Plan, and (ii) the Corporation shall immediately establish a trust under terms equivalent to those described in IRS Revenue Procedure 92-64, 1992-2 C.B. 422, and contribute to the trust an amount equal to the sum of all the Account balances then existing under this Plan plus $500,000. Subject to the rights of the Corporation's creditors, as described in IRS Revenue Procedure 92-64, all assets of the trust shall be used exclusively to pay benefits under this Plan, except that the additional $500,000 shall be available to pay legal fees and costs incurred by the Officers if legal or other action is necessary for the Officers to receive payment under this Plan in accordance with paragraph D; any trust assets remaining after payment of all benefits under this Plan shall revert to the Corporation. For the purposes of this Plan, a change in control shall be deemed to occur in the circumstances that would constitute a change in control under the terms of the Lockheed Martin Corporation Omnibus Performance Award Plan, to be implemented by the Combined Company.


     I.  Nature of Officers' Rights.  An Officer's right to payment under this
         --------------------------
Plan is not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, or encumbrance. Amounts payable hereunder shall be paid exclusively from the general assets of the Corporation, and each Officer's rights shall be those of a general, unsecured creditor of the Corporation. The liability of the Corporation hereunder is a mere contractual promise to make benefit payments in the future. Any assets that may be acquired or held by the Corporation in connection with this Plan shall be the sole property of the Corporation, and no Officer shall have any claim against, or beneficial interest in, any specific assets of the Corporation. It is the Corporation's intention that the Plan be unfunded for Federal income tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974.


     J.  Amendment.  The Board may amend or modify this Plan at any time,
         ---------
provided, however, that no amendment shall have the effect of reducing an Officer's Account balance or of impairing an Officer's nonforfeitable right to receive payment of the deferred compensation credited to the Officer's Account. Further, no amendment may alter the formula or method for crediting interest to an Officer's Account, unless the amended formula is not less favorable to the Officer than that previously in effect, or unless the Officer has consented to the amended formula or to an alternative method for crediting investment increments to his or her Account. Further, no amendment may be made to limit the effect of Paragraph G after a change in control, within the meaning of that paragraph, occurs.

     K.  Administration.  This Plan shall be administered by the Committee (or
         --------------
such other committee or board of the Combined Company as may hereafter be delegated authority to oversee the compensation of the Officers participating hereunder), which shall have full authority to interpret the Plan; interpretations by the Committee shall be final and binding on all parties.



     L.  Binding Effect.  This Plan is intended to represent a binding contract
         --------------
between the Corporation and each participating Officer, and its terms shall be binding upon the Corporation, its successors, transferees, and assigns, and shall inure to the benefit of the Officers and their heirs, executors, administrators, and legal representatives.



     M.  Applicable Law.  Except as otherwise required by law, this Plan and all
         --------------
matters arising hereunder shall be governed by the laws of the State of Maryland.